UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

FUSHI COPPERWELD, INC.

(Exact name of registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

254 Cotton Mill Road Fayetteville, Tennessee 37334 USA	TYG Center Tower B, Suite 2601 Dongsanhuan Bei Lu, Bing 2 Beijing, PRC 100027
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (931) 433-0460

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fushi Copperweld, Inc. (the “Company”) previously disclosed in its Current Report on Form 8-K filed on June 10, 2010 that effective June 7, 2010, J. Dwight Berry separated from his employment as Chief Operating Officer of the Company.  As of June 30, 2010, Mr. Berry entered into a Separation Agreement (the "Separation Agreement") with the Company, pursuant to which he is entitled to (i) six months of severance at his current base salary, less all deductions for taxes and other purposes required by law and (ii) 50% of the average annual cash bonus paid by the Company to Mr. Berry during the preceding three fiscal years (the “Separation Allowance”).  The Separation Allowance is payable in six substantially equal monthly payments.  Mr. Berry is also entitled to compensation for unused vacation days in 2010 and six months of COBRA premiums in consideration for entering into the Separation Agreement.  Of the non-qualified options to purchase 38,000 shares of the Company’s common stock that were granted to Mr. Berry, 11,750 have vested and unvested options for 3,750 shares due to vest on June 30, 2010 shall be deemed to have immediately vested as of June 7, 2010, the effective date of Mr. Berry’s termination.  Options for the remaining 22,500 have not vested.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: July 1, 2010	By: /s/ Wenbing Christopher Wang Name: Wenbing Christopher Wang Title: President and Interim Chief Financial Officer